Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-11 No. 333-223022) of Oaktree Real Estate Income Trust, Inc. (the “Company”) of our report dated February 14, 2020 with respect to the statement of revenues and certain expenses of Sofi Westminster for the year ended December 31, 2018, included in the Company’s Current Report (Form 8-K/A) dated February 14, 2020.

Los Angeles, California
February 14, 2020